Exhibit 99.1

On February 25, 2011, we entered into a stock purchase agreement (the "Agreement”) with Minera Kata S.A. a corporation (sociedad anónima) organized under the laws of the Republic of Panama.  Pursuant to the Agreement, South American Gold Corp. has purchased 25% of the outstanding shares of Minera Kata S.A. with an option to purchase up to 75% of its remaining shares in consideration of a $1,000,000 cash payment and the issuance of 1,000,000 shares of the common stock of South American Gold Corp.

The following presents our unaudited proforma financial information as of December 31, 2010, and for the interim six month period ended December 31, 2010.   Proforma information for our most recent fiscal year ended, June 30, 2010, has not been presented as Minera Kata S.A. was not incorporated until after that date.

The unaudited proforma financial information is for informational purposes only and does not purport to present what our results would actually have been had this transaction occurred on the date presented nor is it intended to project our results of operations or financial position for any future period.

SOUTH AMERICAN GOLD CORP. AND SUBSIDIARIES
Unaudited Pro Forma Balance Sheets
December 31, 2010

	South American Gold Corp	Minera Kata, S.A.	Notes	Pro Forma Adjustments	Pro Forma Combined

Assets
Current Assets
Cash and cash equivalents	$3,979	$7,505	(a)	$500,000	$511,484
Total current assets	3,979	7,505		500,000	511,484

Other Assets
Deposits for Acquisitions	-	468,500			468,500
Deferred Expenses	-	2,015			2,015
Total Other Assets	-	470,515		-	470,515

Total Assets	3,979	478,020		500,000	981,999

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable	136,297	150			136,447
Due to related parties	2,683	-			2,683
Total Liabilities	138,980	150			139,130

Stockholders' Equity (Deficit)
Common stock	214,612		(b)	1,000	215,612
Additional paid-in capital	6,433	477,870	(a)(b)	140,598	624,900
Accumulated deficit	(356,046)				(356,046)
	(135,001)	477,870		141,598	484,467

Non-Controlling Interest				$358,402	358,402

Total liabilities and stockholders' equity (deficit)	$3,979	$478,020		$500,000	$981,999

See Notes to Unaudited Pro Forma Consolidated Financial Statements

SOUTH AMERICAN GOLD CORP. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the 6 Months Ended 12/31/2010

	South American Gold Corp	Minera Kata S.A.	Pro Forma Adjustments	Pro Forma Combined

Revenues	$-	$-	$-	$-

Operating Expenses
Exploration Costs	2,960	-		2,960
Management Expense	15,000	-		15,000
Legal	28,935	-		28,935
Accounting and Audit Expense	13,785	-		13,785
Professional Fees - Consulting	13,000	-	500,000	513,000
Other General & Administrative Expense	14,650	-		14,650
Total Operating Expense	88,329	-	500,000	588,329

Net (Loss)	$(88,329)	$-	$(500,000)	$(588,329)

Net loss per common share outstanding,
basic and diluted	**	**	**	**

Weighted average shares outstanding of common
stock, basic and diluted	214,611,890	-	1,000,000	215,611,890

** Less than $0.01

See Notes to Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Adjustments

The preceding unaudited condensed combined consolidated pro forma balance sheet and statement of operations have been prepared as if the transaction was completed on December 31, 2010.  The following pro forma adjustments have been made:

(a)        The adjustment reflects the aggregate gross proceeds of $1,000,000, with net cash proceeds of $500,000 after direct expenses paid for professional fees and services provided with respect to the transaction.

(b) This adjustment reflects the issuance of 1,000,000 shares of common stock by South American Gold Corp.

Income (loss) Per Share from Continuing Operations

Pro forma basic and diluted shares outstanding include the weighted average number of common shares outstanding for South American Gold Corp during the period presented, in addition to the common stock issued as a result of the transaction they had been issued at the beginning of the period. The common stock issued in connection with the transaction is assumed to be outstanding for the entire period presented.